EXHIBIT 5.1

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File No. 028713-0016

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Re:	Form S-4 Registration Statement
68,321,000 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Zhone Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 68,321,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 15, 2005 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that prior to the issuance of any of the Shares (a) the Registration Statement will have become effective under the Act, (b) the stockholders of Paradyne Networks, Inc., a Delaware corporation (“Paradyne”), will have adopted the Agreement and Plan of Merger, dated as of July 7, 2005, by and among the Company, Parrot Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, and Paradyne (the “Merger Agreement”), (c) the stockholders of the Company will have approved the issuance of the Shares, and (d) the transactions contemplated by the Merger Agreement (other than the issuance of the Shares) will be consummated in accordance with the Merger Agreement, (ii) assumed that the proceedings proposed to be taken by the Company in connection with the issuance and delivery of the Shares will be taken in a timely manner and (iii) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

We are opining herein only as to the validity of the Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

July 15, 2005

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    Latham & Watkins LLP